Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE PREDECESSOR COMPANY

Domtar Corporation (the “Company”) was organized under the laws of the State of Delaware on August 16, 2006, and was, until March 7, 2007, a wholly-owned subsidiary of Weyerhaeuser Company (“Weyerhaeuser”). The Company is a holding company organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination of the Weyerhaeuser Fine Paper Business with Domtar Inc. (“Domtar”). The Company had no operations prior to March 7, 2007. On March 7, 2007, Weyerhaeuser completed:

•	a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business becoming wholly-owned by the Company;

•	the distribution of shares of the Company to certain Weyerhaeuser shareholders; and

•	the combination of Domtar with the Company.

The predecessor entity to the Company for accounting and financial reporting purposes is the Company as though it owned only the Weyerhaeuser Fine Paper Business and not Domtar. As a result, the Company is required to present historical financial information, related management’s discussion and analysis, and a detailed business description of the Company as though it held only the Weyerhaeuser Fine Paper Business and not Domtar. We refer to this predecessor entity as the Predecessor Company. The Weyerhaeuser Fine Paper Business was owned and operated by Weyerhaeuser prior to March 7, 2007 and was not a stand-alone business, subsidiary or separately reported segment of Weyerhaeuser. The information about the Predecessor Company, its results of operations and historical financial statements for periods ended prior to January 1, 2007 and related management’s discussion and analysis consists of information about the Weyerhaeuser Fine Paper Business which was prepared by Weyerhaeuser and reflects certain significant assumptions about the business and results of operations of the Weyerhaeuser Fine Paper Business. As a result, the results of operations and financial condition of the Company as of and from the Closing Date will be significantly different than the results of operations and financial condition of the Predecessor Company.

The following discussion and analysis presents the factors that had a material effect on the results of operations of the Predecessor Company during the fiscal years ended the last Sunday of December 2006, 2005 and 2004. You should read this discussion in conjunction with the historical financial statements of the Company and the Weyerhaeuser Fine Paper Business and the notes to those statements.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Special Note Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Introduction

As more fully described in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, the results of operations of the Company after the Transactions will be significantly different than the results of operations of the Predecessor Company. This difference results from, among other things, the separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser and the combination with Domtar.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide investors with an understanding of the historical performance of the Predecessor Company, its financial condition and its prospects.

Overview

The Predecessor Company principally manufactures and sells fine paper, including uncoated free sheet and coated groundwood. The Predecessor Company operates six uncoated free sheet mills in the United States and two in Canada (one of which is currently not in operation) and one coated groundwood mill in the United States. The Predecessor Company also manufactures papergrade pulp at several of its paper mills, fluff pulp at a pulp mill in Plymouth, North Carolina and papergrade pulp and specialty pulp at a pulp mill in Kamloops, British Columbia. Fluff pulp and specialty pulp are sold to third parties. Papergrade pulp is sold to the extent the Predecessor Company has greater capacity for pulp production than is required for internal use at its paper mills. The sale of papergrade pulp to third parties allows for optimization of pulp capacity while reducing overall manufacturing costs on a per unit of product basis. The Predecessor Company operates two sawmills in Canada (one of which is currently not in operation) and holds forest licenses to support its Canadian paper, pulp and lumber operations. Wapawekka Lumber Limited Partnership, in which the Predecessor Company owns a 51% equity interest, also has one sawmill in Canada (which is currently not in operation).

The Predecessor Company’s segments are:

•	pulp and fine paper, which manufactures and sells pulp, uncoated free sheet and coated groundwood to wholesalers, retailers and industrial users;

•	softwood lumber, which manufactures and sells softwood lumber for residential construction; and

•	other, which sells logs and manages certain forest licenses in Canada and conducts other ancillary activities.

Separation of the Weyerhaeuser Fine Paper Business from Weyerhaeuser

The Weyerhaeuser Fine Paper Business was operated by Weyerhaeuser prior to the completion of the Transactions.

The Company was organized for the sole purpose of holding the Weyerhaeuser Fine Paper Business and consummating the combination with Domtar. The Company had no operations prior to March 7, 2007. Upon completion of the Transactions, the Company became an independent public holding company that, directly or indirectly through its subsidiaries, owns the Weyerhaeuser Fine Paper Business and Domtar.

Although Weyerhaeuser does not have a continuing proprietary interest in the Company after the consummation of the Transactions, the Company has entered into several agreements with Weyerhaeuser and/or certain of its subsidiaries in connection with the Transactions, including a tax sharing agreement, an intellectual property licensing agreement, a transition services agreement, fiber and pulp supply agreements and site services agreements. These agreements enable the Company to conduct the Weyerhaeuser Fine Paper Business promptly following the completion of the Transactions.

Upon consummation of the Transactions, Domtar became a subsidiary of the Company.

Factors Affecting Results of Operations

The results of operations and cash flows of the Predecessor Company are affected by several factors including industry cyclicality affecting market prices for pulp and fine paper, continued long-term decline in demand, competition from competing technologies and products, intense competition from low-cost suppliers, the impact of facility closures and imports on supply, transportation, energy and raw material costs, fluctuations in foreign currency exchange rates, charges associated with restructurings, closures and the impairment of goodwill, the impact of prices for energy and raw materials (especially those related to fiber, chemical costs, transportation and energy-related costs) on product margins, fluctuations in foreign currency exchange rates and income taxes.

Industry Cyclicality

Historically, the Predecessor Company’s operating results have been affected by a variety of market conditions that influence demand and pricing for its products. The overall level of demand for fine paper is affected by, among other things, levels of white-collar employment. Accordingly, the Predecessor Company’s financial results depend in large part on general macroeconomic conditions in North America, as well as on regional economic conditions in the geographic markets in which it operates. These factors, such as the health of the economy and the strength of the U.S. dollar, are cyclical in nature. As a result, revenues in the pulp and paper industry and in the Predecessor Company’s business tend to be cyclical, with periods of shortage and rising market prices, leading to increased production and increased industry investment until supply exceeds demand. Those periods are then typically followed by periods of reduced market prices and excess and idled capacity until the cycle is repeated. The global economy grew at a healthy pace in 2005 and 2006.

The paper products industry is highly cyclical. Fluctuations in the prices of and the demand for the Predecessor Company’s products could result in smaller profit margins and lower sales volumes.

Long-Term Decline in Demand

Although, historically, demand for uncoated free sheet, like demand for paper products generally, has correlated positively with general economic activity, over the past six years, demand for some paper grades has decreased as the use of electronic transmission and document storage alternatives has become more widespread. In 2006, demand for uncoated free sheet in North America decreased approximately 0.6% compared to 2005. In part, demand for paper grades that the Predecessor Company produces have been declining as a result of competition from other grades of paper that it does not produce, such as uncoated groundwood.

Some of the Predecessor Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials.

Competition from Competing Technologies and Products

In addition to competition with electronic transmission and document storage alternatives, the Predecessor Company’s paper business competes with paper grades it does not produce. In particular, high brightness uncoated groundwood grade paper is increasingly being substituted for uncoated free sheet paper produced by the Predecessor Company. As a result of such competition, the Predecessor Company has experienced decreased demand for some of its existing commercial printing products. As the use of these alternatives grows, demand for uncoated free sheet produced by the Predecessor Company is likely to decline further. The Predecessor Company’s wood product businesses also compete with alternative products such as engineered wood products.

See “Risk Factors—Risks Related to the Company’s Industries and Business—Some of the Company’s products are vulnerable to long-term declines in demand due to competing technologies or materials,” in the Company’s Registration Statement on Form 10, as amended (the “Form 10”).

Intense Competition from Low-Cost Suppliers

The Predecessor Company competes with North American and, for many of its product lines, global producers, some of which may have greater financial resources and lower production costs than the Predecessor Company has. With the appreciation of the Canadian dollar in recent years, the Predecessor Company’s Canadian operations, in particular, have been unable to compete as effectively with U.S. producers protected, in part, in the case of softwood lumber, by the imposition of countervailing and antidumping duties. In addition, foreign competition increasingly has been putting pressure on prices as new lower-cost producers from South America enter the North American market.

See “Risk Factors—Risks Related to the Company’s Industries and Business—The Company will face intense competition in its markets, and the failure to compete effectively would have a material adverse effect on its business, financial condition and results of operations,” in the Company’s Form 10.

Impact of Closures and Imports on Supply

Industry supply of commodity pulp and paper products is affected by the number of operational or idled facilities, the building of new capacity and the shutting down of existing capacity. Capacity also tends to increase gradually over time without significant capital expenditures, as manufacturers implement production efficiencies. Generally, more capacity is added or employed when supply is tight and margins are relatively high, and capacity is idled or eliminated when supply significantly exceeds demand and margins are poor. Margins tend to decrease with lower capacity utilization because of downward price pressure and because fixed costs attributable to a product are spread across lower volumes.

While new capacity additions are constrained by the high capital investment and long lead times required to plan, obtain regulatory approvals for and build a new mill, a favorable pricing environment may prompt manufacturers to initiate expansion projects.

Faced with declining demand, rising costs (especially energy costs) and, in some cases, a rising Canadian dollar, several North American paper producers, including Weyerhaeuser, announced facility closures that decreased or will decrease supply. In 2005, Weyerhaeuser announced the indefinite closure of the pulp and paper mill at Prince Albert, Saskatchewan together with related vertically-integrated sawmill facilities as well as a paper machine at the Dryden, Ontario mill.

Industry supply of commodity pulp and papers is also influenced by the level of imports and overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the level of imports in recent years, a strengthening in the U.S. dollar would likely increase imports of commodity wood products and papers from overseas, thereby offsetting domestic capacity rationalization and putting downward pressure on prices.

Transportation, Energy and Raw Material Costs

The Predecessor Company depends on the transportation of a large number of products, both domestically and internationally. The Predecessor Company relies primarily on third parties for transportation of the products it manufactures, as well as delivery of raw materials for its operations. In particular, a significant portion of the goods the Predecessor Company manufactures and the raw materials it uses are transported by railroad or trucks, which are highly regulated. Increases in transportation rates or fuel surcharges have adversely affected the Predecessor Company’s profit margins in the past and could continue to do so in the future. In addition, any failure of a third-party transportation provider to deliver raw materials or finished products in a timely manner could harm the Predecessor Company’s reputation, negatively impact its customer relationships and have a material adverse effect on the Predecessor Company’s financial condition and results of operation.

The Predecessor Company consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste) and raw materials such as chemicals and fiber. In recent years increases in energy and chemical costs have adversely affected the Predecessor Company’s profit margins. There can be no assurance that there will not be substantial increases in the price, or less availability, of energy and raw materials in the future or that the Predecessor Company can pass on any such increases through increases in the price of its products.

On average, industry prices for uncoated free sheet increased in 2005 compared to 2004 and continued to rise in 2006. Margins declined from 2004 to 2005 despite the increase in prices as costs increased at a faster pace than prices. In 2006, margins improved as price increases were implemented that exceeded cost escalation.

See “Risk Factors—Risks Related to the Company’s Industries and Business—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins,” in the Company’s Form 10.

Fluctuations in Foreign Currency Exchange Rates

Sales of pulp and fine paper by the Predecessor Company’s Canadian manufacturing facilities are invoiced in U.S. dollars in accordance with industry practice; therefore, reported net sales for the Predecessor Company’s pulp and paper operations are not affected by changes in foreign currency rates. However, the Predecessor Company is exposed to changes in foreign currency exchange rates because most of the costs relating to its Canadian pulp and paper business are incurred in Canadian dollars. As a result, any decrease in the value of the U.S. dollar relative to the Canadian dollar will reduce the Predecessor Company’s profitability. Through much of the periods presented in this analysis, the value of the U.S. dollar has been declining relative to the Canadian dollar.

See “—Factors Affecting Results of Operation—Fluctuations in Foreign Currency Exchange Rates” and “Risk Factors—Risks Related to the Company’s Industries and Business—The Company will be affected by changes in currency exchange rates,” in the Company’s Form 10.

Lumber Export Taxes and/or Countervailing and Antidumping Duties

The Predecessor Company paid countervailing and antidumping duties on softwood lumber that it exported from Canada into the United States of $3 million, $7 million, $8 million and $15 million in the years ended December 31, 2006, December 25, 2005, December 26, 2004 and December 28, 2003, respectively. The United States and Canada reached a final settlement to this long-standing dispute in 2006. Under the settlement agreement, a Canadian export tax was instituted that requires Canadian softwood lumber exporters to pay the tax when the price of lumber is at or below a threshold and Canadian softwood lumber exporters received refunds of approximately 81% of countervailing and antidumping duties paid between 2002 and 2006. Under present market conditions, Canadian softwood lumber exports are subject to a 15% export charge, which may rise to 22.5% in the event a province exceeds its total allotted export share. The export charge will be included in costs of products sold in the Predecessor Company’s statements of operations and will reduce the margins earned on sales of softwood lumber. The Predecessor Company received a refund of countervailing and antidumping duties of $65 million and recognized the refund as income in the fourth quarter of 2006.

See “Risk Factors—Risks Related to the Company’s Industries and Business—The Company may be required to pay significant lumber export taxes and/or countervailing and antidumping duties,” in the Company’s Form 10.

Charges associated with the Restructurings, Closures and the Impairment of Goodwill

As more fully described herein, the comparability of the Predecessor Company’s operating results across periods in its pulp and fine paper segment has been affected by certain significant charges associated with restructurings, closures and the impairment of goodwill as follows:

	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in millions)
Charges for restructuring, closure of facilities and impairment of goodwill:
Pulp and Fine Paper	$765	$461	$16
Softwood Lumber	1	74	—
Other	(2)	3	1

Total charges for restructuring, closure of facilities and impairment of goodwill	$764	$538	$17

The Predecessor Company reviews the carrying value of its long-lived assets and goodwill when events and changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. In addition, goodwill is assessed annually in the fourth quarter for impairment.

The Predecessor Company periodically reviews the performance of its facility portfolio. If it appears unlikely that a facility will achieve a desired level of financial performance, the facility may be subject to a “fix, sale or close” assessment. This assessment or any other event that calls into question the future cash generation capability of a facility also triggers a review to determine if there has been an impairment of the carrying value of the facility. In recent years this process has led to the shutdown of one facility and of several paper machines, and the recording of significant asset impairment charges and severance costs. During the fourth quarter of 2005, Weyerhaeuser announced an indefinite closure of the Prince Albert, Saskatchewan mill and one of the two paper machines at the Dryden, Ontario mill due to poor market conditions and recognized charges of $534 million in connection with the closures. It is possible that the Predecessor Company will incur additional charges and costs in future periods should such triggering events occur.

As of December 25, 2005, the carrying amount of goodwill for Weyerhaeuser’s pulp and fine paper segment was $760 million, which included $749 million related to the fine paper operations and $11 million related to pulp operations. Based on an evaluation of the value of assets and liabilities relating to fine paper operations, Weyerhaeuser believed that the implied value of fine paper goodwill was zero as at the first quarter of 2006. Weyerhaeuser recognized a charge of $749 million in 2006 for the impairment of goodwill associated with fine paper operations. Further restructuring activities, protracted economic weakness or poor operating results, among other factors, could trigger an impairment of $11 million of goodwill related to pulp operations at some future date.

Impact of Prices for Energy and Raw Materials on Product Margins

Most of the Predecessor Company’s pulp and paper products are commodity products that are widely available and can be readily produced by its competitors. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is primarily based on price, which is determined by supply relative to demand. Generally, market conditions beyond the Predecessor Company’s control determine the price for its commodity products, and the price for any one or more of these products may fall below its cash production costs. Therefore, the Predecessor Company’s profitability with respect to these products depends on managing its cost structure, particularly energy and raw material costs, which also exhibit commodity characteristics.

The Predecessor Company consumes substantial amounts of energy such as electricity, natural gas, fuel oil, coal and hog fuel (wood waste) and raw materials such as chemicals and fiber. There can be no assurance that there will not be substantial increases in the price, or less availability, of energy and raw material sources in the future or that the Predecessor Company can pass on any such price increases through increases in the price of its products.

On average, industry prices for uncoated free sheet increased in 2006 and 2005 compared to 2004. Margins declined from 2004 to 2005 despite the increase in prices as costs increased at a faster pace than prices. In 2006, margins improved as price increases were implemented that exceeded cost escalation.

See “Risk Factors—Risks Related to the Company’s Industries and Business—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins,” in the Company’s Form 10.

Income Taxes

Under current U.S. tax law, the ability to use tax credits from the production of non-conventional fuel is phased out ratably when the average annual domestic wellhead price published by the U.S. Department of Energy (“DOE”) is $53 to $67 per barrel (in 2005 dollars) and is fully phased out if the top end of the price range is reached. Based on domestic wellhead prices at the end of 2006, the Predecessor Company is within the phase out range. The estimated loss of non-conventional fuel credits in 2006 due to phase out is $7 million.

As of December 31, 2006, the Predecessor Company had foreign net operating loss carryforwards of $353 million. The deferred tax asset associated with the foreign net operating loss carryforwards is $118 million, reduced by a valuation allowance of $109 million. As a result of the Transactions, the foreign net operating loss carryforwards will not transfer to the Company. Therefore, net operating loss carryforwards will not be available to offset future taxable income of the Company.

The Predecessor Company recognized a deferred tax asset of $145 million related to deductions for asset impairments in 2005. See “— Factors Affecting Results of Operations—Charges associated with the Restructurings, Closures and the Impairment of Goodwill.” As a result of the Transactions, the historical book-tax difference in Canadian assets will not transfer to the Company. Therefore, this deferred tax asset will not be available to offset future income taxes of the Company.

As a result of the Transactions, the Canadian depreciable assets will have a basis determined by reference to the consideration paid for them, and the historical book-tax difference related to these assets will no longer generate a deferred tax liability of $223 million.

Results of Operations

Overview

The following table sets forth the Predecessor Company’s operating results for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in millions)
Sales:
Pulp and Fine Paper	$3,143	$3,072	$2,867
Softwood Lumber	76	127	113
Other	87	68	46

Total sales	3,306	3,267	3,026

Costs and expenses:
Cost of products sold	2,649	2,760	2,485
Depreciation and amortization	311	357	348
Taxes other than payroll and income taxes	25	24	22
Selling, general and administrative	174	174	192
Charges for restructuring, closure of facilities and impairment of goodwill	764	538	17
Refund of countervailing and antidumping deposits	(65)	—	—
Other operating costs (income)	4	(8)	3

Total costs and expenses	3,862	3,845	3,067

Operating loss	$(556)	$(578)	$(41)

Contribution (charge) to earnings:
Pulp and Fine Paper	$(608)	$(492)	$(39)
Softwood Lumber	52	(83)	(1)
Other	—	(3)	(1)

Operating loss	(556)	(578)	(41)
Income tax expense (benefit)	53	(100)	(24)

Net loss	$(609)	$(478)	$(17)

Fiscal Year Ended December 31, 2006 Compared to Fiscal Year Ended December 25, 2005

Sales. Net sales and revenues of $3,306 million in 2006 increased $39 million, or 1.2%, compared to net sales and revenues of $3,267 million in 2005. This increase is mainly attributable to higher sales prices for both fine paper and pulp products which were largely offset by reduced sales volumes as a result of the closures of the Prince Albert, Saskatchewan pulp and paper mill and a Dryden, Ontario paper machine and closures at the Big River and Wapawekka, Saskatchewan sawmills.

Net sales in the pulp and fine paper segment of $3,143 million in 2006 increased $71 million, or 2.3%, compared to $3,072 million in 2005. Unit shipments of fine paper in 2006 declined approximately 9% compared to 2005. Average selling prices of fine paper in 2006 increased approximately $84 per ton, or 11%, compared to 2005. The volume decline is primarily caused by the closures of the Prince Albert, Saskatchewan mill and a paper machine at the Dryden, Ontario mill. The increase in average selling prices is a result of an overall improvement in the uncoated free sheet market. Pulp shipments declined approximately 3% in 2006 compared to 2005 due primarily to the closure of the Prince Albert, Saskatchewan mill. Average selling prices for pulp products increased approximately $58 per ton or 11% in 2006 compared to 2005 as a result of an overall improvement in the pulp markets. Overall improvement in the pulp and paper markets were largely the result of supply and demand balance improvement and cost push effect on prices due to increasing raw material costs and a weakening of the U.S. dollar.

Net sales in the softwood lumber segment of $76 million in 2006 decreased $51 million, or 40.2%, from $127 million in 2005. This decrease in sales is primarily a result of the closure of the Big River and the Wapawekka sawmills in Saskatchewan.

Other operations comprises the Predecessor Company’s Canadian timber sourcing operations and other ancillary activities. This segment’s sales of fiber to third parties of $87 million in 2006 increased $19 million, or 27.9%, compared to sales of fiber to third parties of $68 million in 2005. These operations generally operate as cost centers to the facilities they support with fiber sourcing activities and increases or decreases in sales are generally fully offset by the associated costs.

Costs and Expenses. Costs and expenses of $3,862 million in 2006 increased $17 million, or 0.4%, compared to costs and expenses of $3,845 million in 2005. This increase was primarily due to charges associated with the impairment of goodwill and the closure of facilities, partially offset by a decrease in the cost of goods sold, a decrease in depreciation and amortization expense and a refund of countervailing and antidumping deposits received in 2006.

Cost of goods sold was $2,649 million in 2006, which is a decrease of $111 million, or 4.0%, compared to cost of goods sold of $2,760 million in 2005. This decrease was primarily due to a reduction in the costs incurred in the production process for pulp and fine paper of approximately $213 million as a result of the closures of the Prince Albert, Saskatchewan mill and a paper machine at the Dryden, Ontario mill. The fine paper and pulp operations experienced an increase in costs of approximately $127 million associated with a $38 million increase in operating costs at the Canadian facilities as a result of the strengthening of the Canadian dollar against the U.S. dollar, a $34 million increase in chemical costs, a $14 million increase in supplies (primarily packaging materials) and a $41 million increase in other miscellaneous items during 2006, for the facilities that continued to operate. Lumber cost of products sold declined by approximately $47 million due primarily to the closures of the Big River and Wapawekka sawmills. Forestland cost of goods sold increased approximately $21 million due primarily to increased third party sales volume.

Depreciation and amortization expense of $311 million in 2006 decreased $46 million, or 12.9%, compared to depreciation and amortization expense of $357 million in 2005, primarily as a result of facility closures.

An impairment of fine paper goodwill and charges for closure of facilities were recorded in the amounts of $749 million and $15 million, respectively, in 2006 compared to a charge for closure and restructuring of facilities in the amount of $538 million in 2005.

A pretax refund of $65 million in previously paid countervailing and antidumping deposits resulting from the settlement of the Canadian softwood lumber dispute was received in 2006.

Operating Loss. Operating loss of $556 million in 2006 decreased $22 million compared to operating loss of $578 million in 2005 due to items previously discussed.

Income Taxes. The income taxes of $53 million in 2006 increased $153 million compared to the income tax benefit of $100 million in 2005, primarily due to taxable income in 2006. The impairment of goodwill charge is not deductible for tax purposes.

During 2006, the Predecessor Company recognized a $3 million income tax benefit related to a change in Texas state income tax laws. In 2005, the Predecessor Company recognized a $1 million income tax benefit related to a reduction in a British Columbia provincial income tax rate and a $3 million income tax benefit related to a change in Ohio state income tax laws.

Net Loss. Net loss of $609 million in 2006 increased $131 million compared to a net loss of $478 million in 2005. This increase resulted from the items discussed above.

Fiscal Year Ended December 25, 2005 Compared to Fiscal Year Ended December 26, 2004

Sales. Net sales and revenues of $3,267 million in 2005 increased $241 million, or 8.0%, compared to net sales and revenues of $3,026 million in 2004. This increase is mainly the result of an increase in average selling prices and shipment volumes for pulp and fine paper.

Net sales of the pulp and fine paper segment of $3,072 million in 2005 increased $205 million, or 7.2%, compared to net sales of $2,867 in 2004 resulting from a general improvement in U.S. economic conditions. In 2005, average selling prices for fine paper increased approximately $37 per ton, or 5%, compared to average selling prices in 2004. Unit shipments of fine paper in 2005 increased approximately 3% compared to unit shipments in 2004. In 2005, average selling prices for pulp products increased approximately $6 per ton, or 1%, compared to 2004. Unit shipments of pulp products declined approximately 1% in 2005.

Net sales of the softwood lumber segment of $127 million in 2005 increased $14 million, or 12.4%, compared to net sales of $113 million in 2004, primarily as a result of increased shipment volumes. Average selling prices increased modestly, but shipment volume increased 13% in 2005 compared to 2004. The sawmill operations took five months less market-related downtime at one of its mills in 2005 compared to 2004.

Other operations comprise the Predecessor Company’s Canadian timber sourcing operations and other ancillary activities. This segment’s sales of fiber to third parties of $68 million in 2005 increased $22 million, or 47.8%, compared to sales of fiber to third parties of $46 million in 2004. These operations generally operate as a cost center to the facilities they support with fiber sourcing.

Costs and Expenses. Costs and expenses of $3,845 million in 2005 increased $778 million, or 25.4%, compared to costs and expenses of $3,067 million in 2004. This increase in costs and expenses is primarily caused by charges for closures of facilities and increased cost of goods sold.

Cost of goods sold of $2,760 million in 2005 increased $275 million, or 11.1%, compared to cost of goods sold of $2,485 million in 2004. An increase in fine paper product shipments resulted in an increase in cost of goods sold of approximately $81 million. In the pulp and fine paper operations, energy and chemical costs increased approximately $46 million in 2005. Transportation costs increased approximately $56 million in 2005, primarily due to fuel related cost increases. The strengthening of the Canadian dollar against the U.S. dollar during 2005 compared to 2004 resulted in a $54 million increase in operating costs of the segment’s Canadian facilities when translated into U.S. dollars. Cost of goods sold for softwood lumber and other increased $48 million, primarily due to the incremental sales volumes.

Selling, general and administrative expenses (including allocated Weyerhaeuser costs) of $174 million in 2005 decreased $18 million, or 9.4%, compared to $192 million in 2004, primarily as a result of efforts to reduce controllable costs.

Restructuring charges of $3 million in 2005 decreased $14 million, or 82.4%, compared to restructuring charges of $17 million in 2004. The Predecessor Company incurred these restructuring charges in 2004 primarily for restructuring activities associated with the Prince Albert, Saskatchewan and Dryden, Ontario mills.

Charges for closure of facilities in the amount of $534 million were recorded in 2005, primarily related to the decision to close the pulp and paper mill in Prince Albert, Saskatchewan together with its vertically-integrated sawmill facilities as well as a paper machine at the Dryden, Ontario mill.

Operating Loss. Operating loss of $578 million in 2005 increased $537 million compared to an operating loss of $41 million in 2004. Excluding the previously discussed charges for restructuring, closure of facilities and goodwill totaling $538 million in 2005 and $17 million in 2004, there would have been an operating loss of $40 million in 2005, representing an increase of $16 million, or 67%, compared to an operating loss of $24 million in 2004. This increase resulted from the items discussed above.

Income Taxes. The benefit from income taxes of $100 million in 2005 increased $76 million compared to the income tax benefit of $24 million in 2004, primarily due to a higher operating loss, offset in part by an increase of $106 million in the valuation allowance associated with Canadian net operating losses and income tax credits.

During 2005, the Predecessor Company recognized a $1 million income tax benefit related to a reduction in a British Columbia provincial income tax rate and a $3 million income tax benefit related to a change in Ohio state income tax laws.

Net Loss. Net loss of $478 million in 2005 increased $461 million compared to a net loss of $17 million in 2004. This increase resulted from the items discussed above.

Liquidity and Capital Resources

Historical

Historically, the Predecessor Company’s principal source of liquidity was cash flow generated from operating activities and intercompany financings from Weyerhaeuser.

The following table sets forth a summary of cash flows for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended,
	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in millions)
Net cash provided by (used for):
Operating activities	$357	$190	$209
Investing activities	(63)	(109)	(82)
Financing activities	(294)	(82)	(126)

Net change in cash	$—	$(1)	$1

Cash provided by operating activities

Cash provided by operating activities was $357 million in 2006 compared to $190 million in 2005 and $209 million, in 2004.

The increase in the cash provided by operating activities in 2006 compared to the cash provided by operating activities in 2005 was primarily the result of the following:

•

Cash received from customers, net of cash paid to employees, suppliers and others, increased $235 million in 2006 as compared to 2005. As discussed in “— Results of Operations” above, prices for, and margins earned on, pulp and paper products increased in 2006. Even though the volume of pulp and paper products sold in 2006 declined primarily due to the closures of the Prince Albert, Saskatchewan facility and a Dryden, Ontario paper machine, the net cash generated increased.

•

The amount of cash that the Predecessor Company paid for income taxes to Weyerhaeuser increased $68 million in 2006 as compared to 2005, primarily due to higher taxable earnings in 2006. The Predecessor Company earned $193 million before taxes in 2006, prior to a $749 million goodwill impairment charge, compared to a loss of $578 million before taxes in 2005. The goodwill impairment is not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit was recognized for the goodwill impairment charge. The amount of current income taxes due is assumed to be paid by the Predecessor Company to Weyerhaeuser in the period owing in the combined financial statements of the Weyerhaeuser Fine Paper Business. See notes to the financial statements of the Weyerhaeuser Fine Paper Business.

The decrease in the cash provided by operating activities in 2005, compared to the cash provided by operating activities in 2004, was primarily the result of the following:

•

Cash received from customers, net of cash paid to employees, suppliers and others, increased $2 million in 2005 as compared to 2004. As discussed in “—Results of Operations,” an increase in sales in 2005 was offset by increases in manufacturing costs.

•	The amount of cash that the Predecessor Company paid for income taxes to Weyerhaeuser increased $21 million in 2005 as compared to 2004, primarily due to higher taxable earnings in 2005.

Cash used for investing activities

The following table sets forth a summary of cash flow for investing activities for the fiscal years ended the last Sunday of December 2006, 2005 and 2004:

	Year ended,
	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in millions)
Pulp and Fine Paper	$63	$104	$77
Softwood Lumber	—	3	5
Other	—	2	—

	$63	$109	$82

The Predecessor Company’s operations are highly capital intensive and require annual capital investment to improve the efficiency of operations, ensure environmental compliance and replace aging equipment. In 2006 new capital investment totaled $64 million, including approximately $2 million for environmental compliance and the remainder for optimizing facilities, replacing equipment and reducing costs. In 2005, new capital investment totaled $113 million, more than half of which was for optimizing facilities and reducing costs. In 2004, the Predecessor Company incurred capital expenditures totaling $89 million, including $23 million for environmental compliance and the remainder for projects focused on replacement of major equipment and optimization.

The level of capital expenditures could increase or decrease as a consequence of a number of factors, including future economic conditions, weather and the timing of equipment purchases. Historically, internally generated cash flows or capital from Weyerhaeuser provided the cash needed to meet the Predecessor Company’s capital expenditures, investment and other requirements.

Cash used for financing activities

Historically, the Predecessor Company obtained its financing through intercompany borrowings with Weyerhaeuser. The Predecessor Company paid $287 million, $76 million and $121 million to Weyerhaeuser in 2006, 2005 and 2004, respectively. Any outstanding receivables or payables under these intercompany borrowings were not transferred or assumed by the Company or any of its subsidiaries as part of the Transactions.

In connection with the Transactions, the Company and Domtar entered into a Credit Agreement, dated as of the Closing Date, with JPMorgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Bank of America, N.A., Royal Bank of Canada and The Bank of Nova Scotia, as co-documentation agents, and the lenders from time to time parties thereto. The Credit Agreement consists of an US$800 million senior secured tranche B term loan facility and an US$750 million revolving loan facility. In connection with the closing of the Transactions, the Company borrowed US$800 million under the tranche B term loan facility and US$60M under the revolving loan facility. The revolving loan facility may be used by the Company and Domtar for working capital needs and for general corporate purposes, and a portion will be available for letters of credit and swingline loans. Borrowings by the Company under the revolving loan facility will be made available in U.S. dollars, and borrowings by Domtar under the revolving loan facility will be made available in U.S. dollars or Canadian dollars and limited to US$150 million (or the Canadian dollar equivalent thereof).

Differences in credit ratings affect the interest rates at which the Company may sell debt securities or borrow funds, as well as the amounts of indebtedness and types of financing structures that may be available to the Company. See “Risk Factors—Risks Related to the Transactions—The Company may not be able to generate sufficient cash flows to meet its debt service obligations,” in the Company’s Form 10.

The Company’s primary future recurring cash needs are working capital, capital expenditures and debt service. The Company believes that its cash flows from operations, together with the amounts available for borrowings under the senior secured credit facilities discussed above, are sufficient to meet the Company’s recurring cash needs during the 12 month period after the Transactions and for the foreseeable future thereafter. There can be no assurance, however, that this will be the case. If the Company’s cash flows from operations are less than is expected, the Company may need to incur additional debt. The Company may from time to time incur additional debt.

The Company’s ability to make payments on and to refinance its indebtedness, including the debt the Company incurred under the senior secured credit facilities, and to fund working capital, capital expenditures, debt service and investments will depend on the Company’s ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The terms of the debt the Company incurred under the senior secured credit facilities, the terms of debt incurred by Domtar under its existing debt instruments and the terms of future indebtedness may impose various restrictions and covenants on the Company that could limit its ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Off Balance Sheet Arrangements

Off-balance sheet arrangements have not had, and are not reasonably likely to have, a material effect on the Predecessor Company’s current or future financial condition, results of operations or cash flows. Domtar historically has had off balance sheet arrangements that will be reflected in the Company’s consolidated financial statements for fiscal periods following the Closing Date.

We expect that, following the Transactions, we will finance certain of our activities off balance sheet through leases and accounts receivable securitizations.

Hedging Arrangements

The Predecessor Company purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Predecessor Company participated in a Weyerhaeuser hedging program whereby Weyerhaeuser utilizes derivative financial instruments to fix the price of up to 30% of forecasted natural gas purchases for periods up to 18 months.

Following the Transactions, the Company does not participate in this hedging program. See note 13 to the combined financial statements of the Weyerhaeuser Fine Paper Business. See also “Risk Factors—Risks Related to the Company’s Industries and Business— An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins,” in the Company’s Form 10. The Company intends to evaluate new hedging arrangements following the consummation of the Transactions.

Dividends

The Company does not intend to pay dividends for the foreseeable future. In addition, the Company’s ability to pay dividends will be restricted by current and future agreements governing the Company and the Company’s subsidiaries’ debt, including its senior secured credit facilities.

Contractual Obligations and Commercial Commitments

The following table summarizes the Predecessor Company’s significant contractual obligations as of December 31, 2006:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(Dollars in millions)
Capital lease obligations	$45	$9	$16	$8	$12
Operating lease obligations	8	4	3	—	1
Purchase obligations(1)	38	32	6	—	—
Estimated minimum pension funding requirement	5	5	—	—	—

	$96	$50	$25	$8	$13

(1)	Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the Predecessor Company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the Predecessor Company can cancel without penalty.

See notes 12 and 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business.

Environmental Matters, Legal Proceedings and Other Contingencies

Legal Proceedings

The Predecessor Company is subject to a small number of claims and litigation matters that have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to many variables and cannot be predicted with any degree of certainty, the Predecessor Company currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Predecessor Company’s long-term results of operations, cash flows or financial position. See note 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business.

Environmental Matters

During the first quarter of 2006, the Predecessor Company closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. The Predecessor Company has not determined whether these facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

The Predecessor Company is party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the Predecessor Company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against it. As of the end of the third quarter of 2006, the Predecessor Company has established reserves totaling $4 million for estimated remediation costs on the three active sites in its operations. Environmental remediation reserves totaled $9 million at the end of 2005. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. Based on currently available information and analysis, the Predecessor Company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by up to $20 million. These costs may be incurred over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the Predecessor Company among the range of reasonably possible outcomes. In estimating both the Predecessor Company’s current accruals for environmental remediation and the possible range of additional future costs, the Predecessor Company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

The Predecessor Company has not recognized a liability under Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an Interpretation of Financial Accounting Standards Board Statement No. 143 (“FIN 47”), for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value of such obligations cannot be reasonably estimated because the settlement dates are not reasonably determinable. The Predecessor Company will establish a liability under FIN 47 at the time the fair value becomes reasonably estimable.

See note 15 to the combined financial statements of the Weyerhaeuser Fine Paper Business.

Critical Accounting Policies

The Predecessor Company’s significant accounting policies are described in note 2 to the combined financial statements of the Weyerhaeuser Fine Paper Business. The Predecessor Company’s critical accounting policies are those that may involve a higher degree of judgment, estimates and complexity. The Predecessor Company’s most critical accounting policies include those related to the basis of presentation of the combined financial statements, its portion of Weyerhaeuser’s pension and post-retirement benefit plans and potential impairments of long-lived assets and goodwill. While the Predecessor Company bases its judgments and estimates on historical experience and other assumptions that the Predecessor Company believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts.

Basis of Presentation of Financial Statements

Historically, the Weyerhaeuser Fine Paper Business was operated as an integral part of Weyerhaeuser. Separate stand-alone financial statements prepared in accordance with generally accepted accounting principles have not historically been prepared for this business unit. The combined financial statements have been derived from historical accounting records of Weyerhaeuser and include many assumptions regarding apportionment of central general and administrative cost for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Weyerhaeuser Fine Paper Business using a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser pension and post-retirement benefits expense was allocated based on relative salaried headcount. Weyerhaeuser believes the basis for allocation of these costs is reasonable; however, these estimates are highly subjective.

Certain of the Predecessor Company’s working capital assets, property, plant and equipment and liabilities are common assets and liabilities shared with Weyerhaeuser facilities not subject to the Transactions. Weyerhaeuser performed allocations in order to reflect the appropriate portion of each asset and liability in the accounts of the Weyerhaeuser Fine Paper Business. These allocations were based on a three-part apportionment factor based on relative headcount, assets and certain revenue. Weyerhaeuser believes the methodologies used for the asset and liability allocations are reasonable. However, these estimates are highly subjective.

The results of operations, balance sheet and cash flows are presented under the funding structure prior to the Transactions, which was supported by Weyerhaeuser. Significant differences in the funding and operation of the Weyerhaeuser Fine Paper Business may have existed if it had operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have had a significant impact on the financial position and results of operations of the Weyerhaeuser Fine Paper Business.

Pension and Post-Retirement Benefit Accounting

The Predecessor Company participated in several retirement programs for its employees that are sponsored by Weyerhaeuser. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (qualified) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (unqualified). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (registered), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (nonregistered). Weyerhaeuser also provides benefits under a post-retirement healthcare and life insurance plan to eligible salaried employees in both countries. Benefits provided under the post-retirement healthcare and life insurance plan are currently funded by the general assets of Weyerhaeuser. The measurement date for all plans sponsored by Weyerhaeuser is the end of the fiscal year.

Four Canadian pension plans were transferred to the Company at closing. Except for these four plans, Weyerhaeuser has not allocated a portion of Weyerhaeuser’s pension assets or prepared detailed employee benefit plan disclosures for the stand-alone financial statements of the Weyerhaeuser Fine Paper Business in a manner that would be consistent with the level of detail provided in Weyerhaeuser’s consolidated financial statements.

As described above in “— Basis for Presentation of the Financial Statements,” a portion of the pension costs have been allocated to the Weyerhaeuser Fine Paper Business for purposes of presenting the results of operations in the stand-alone financial statements. Not only is the allocation subject to subjective estimates of Weyerhaeuser management, but the key assumptions used to determine the amounts recorded in Weyerhaeuser’s financial statements also include subjective estimates including the discount rate, the expected return on plan assets, anticipated trends in health care costs, assumed increases in salaries, mortality rates, and other factors. These assumptions are reviewed with external advisors at the end of each fiscal year and are updated as appropriate. Actual experience that differs from the assumptions could have a significant effect on the Weyerhaeuser Fine Paper Business’ financial position, results from operations or cash flows. Other factors that affect the level of net periodic benefit income or expense that is recognized in a given year include actual pension fund performance, plan changes and changes in plan participation or coverage.

Impairment of Long-lived Assets

The Predecessor Company reviews the carrying value of its long-lived assets and goodwill when events and changes in circumstances indicate that the carrying value of the assets may not be recoverable through future operations. In addition, goodwill is assessed annually in the fourth quarter for impairment. In order to determine whether long-lived assets and goodwill are impaired, and the amount and timing of impairment charges, the Predecessor Company is required to estimate future cash flows, residual values and fair values of the related assets. Key assumptions used in those calculations include the probability of alternative outcomes, product pricing, raw material costs, volumes of product to be sold and discount rates. Weyerhaeuser management believes that the estimates of future cash flows and fair values are reasonable; however, changes in estimates of such cash flows, changes in the likelihood of alternative outcomes, and changes in estimates of fair value could affect the evaluations.

The Predecessor Company grew substantially through acquisitions over the last several years. A large portion of the net book value of its property and equipment represents amounts allocated to those assets as part of the allocation of the purchase price of those acquisitions. Due to these allocations, a large portion of the Predecessor Company’s long-term assets are valued at relatively current amounts. Also as a result of acquisitions, the Weyerhaeuser Fine Paper Business reported goodwill of approximately $763 million on its balance sheets at the end of 2005, of which $749 million was deemed impaired in the first quarter of 2006.

Prospective Accounting Pronouncements

See note 2 to combined financial statements of the Weyerhaeuser Fine Paper Business for a summary of prospective accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

The Predecessor Company is exposed to market risk from changes in commodity prices and foreign currency exchange rates. The Predecessor Company monitors and manages these risks as an integral part of its overall risk management program.

Commodity Risk

The Predecessor Company purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Predecessor Company participates in a Weyerhaeuser hedging program whereby Weyerhaeuser utilizes derivative financial instruments to fix the price of up to 30% of forecasted natural gas purchases for periods up to 18 months into the future. Weyerhaeuser formally documents the hedge relationships, including identification of the hedging instruments and the hedged items, the risk management objectives and strategies for undertaking the hedge transactions, and the methodologies used to assess effectiveness and measure ineffectiveness. Changes in the fair value of the derivative financial instruments are allocated by Weyerhaeuser to individual facilities based on projected usage of natural gas. The Predecessor Company recognizes its allocable share of the gains and losses on Weyerhaeuser’s derivative financial instruments in earnings when the forecasted purchases occur. A summary of amounts related to the Predecessor Company’s participation in the Weyerhaeuser hedging program follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
	(Dollars in millions)
Net gain recognized in cost of products sold	$—	$12	$1
Unrealized gains (losses) not yet recognized in the statements of operations at the end of the period	$(9)	$18	$3

Following the Distribution, the Company does not participate in this hedging program. The Company intends to evaluate new hedging arrangements upon the consummation of the Transactions. See “Risk Factors—Risks Related to the Industry and the Company’s Business—An increase in the cost of the Company’s purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing its margins,” in the Company’s Form 10.

See note 13 to the combined financial statements of the Weyerhaeuser Fine Paper Business.

Foreign Currency Risk

The Predecessor Company’s results of operations and cash flows are affected by changes in the Canadian dollar relative to the U.S. dollar. See “Risk Factors—Risks Related to the Company’s Industries and Business—The Company is affected by changes in currency exchange rates,” in the Company’s Form 10

The Predecessor Company has historically not actively hedged its foreign currency risk, except to the extent that foreign currency liabilities provide a natural hedge.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This Form 8-K and other materials the Company has filed or will file with the SEC (as well as information included in the Company’s other written or oral statements) contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “continue” or similar expressions. These forward-looking statements address, among other things, the anticipated effects of the Transactions. These forward-looking statements are based on the current plans and expectations of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the Company’s results of operations or financial condition. These factors include, but are not limited to:

•	the effect of general economic conditions, particularly in the United States and Canada;

•	market demand for the Company’s products, which may be tied to the relative strength of various U.S. and/or Canadian business segments;

•	energy prices;

•	raw material prices;

•	chemical prices;

•	performance of the Company’s manufacturing operations including unexpected maintenance requirements;

•	the successful integration of the Weyerhaeuser Fine Paper Business with Domtar and the execution of internal performance plans;

•	the level of competition from domestic and foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	the effect of weather and the risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;

•	transportation costs;

•	the loss of current customers or the inability to obtain new customers;

•	legal proceedings;

•	changes in asset valuations, including writedowns of property, plant and equipment, inventory, accounts receivable or other assets for impairment or other reasons;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar;

•	the effect of timing of retirements and changes in the market price of Company common stock on charges for stock-based compensation;

•	performance of pension fund investments and related derivatives; and

•	the other factors described under “Risk Factors,” in the Company’s Form 10.

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this Form 8-K. The Company does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.